EXHIBIT A

                                     FORM OF
                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                            OF INTERWORLD CORPORATION

      InterWorld Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that:

      FIRST, The Board of Directors of the Corporation, at a duly called meeting, duly adopted resolutions authorizing the amendment of the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of said Corporation, declaring said amendment to be advisable and proposing that said amendment be considered by the stockholders of the Corporation.

      SECOND, Upon this amendment becoming effective (the "Effective Time"), each 50 shares of Common Stock, $.01 par value, of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Time (the "Old Common Stock") shall automatically be reclassified (the "Reverse Split"), without any action on the part of the holder thereof, into one fully paid and nonassessable share of Common Stock, $.01 par value. The Corporation shall not issue fractional shares on account of the Reverse Split. Rather, a stockholder of who would otherwise have been entitled to a fractional share of our Common Stock as a result of the Reverse Split shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the closing price per share of the Common Stock as reported on the OTC Bulletin Board Service for the three days prior to the Effective Time.

      THIRD, The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL; (a) the Board of Directors of the Corporation having duly adopted resolutions on May 4, 2001 authorizing such amendment, declaring its advisability and directing that such amendment be submitted to the stockholders of the Corporation for their consideration and approval, and (b) the stockholders of the Corporation having duly approved and adopted such amendment by a written consent on May 4, 2001, executed by the holders of a majority of the aggregate voting power of all outstanding shares of our capital stock entitled to vote thereon.

      FOURTH, That the capital of the Corporation will not be reduced under or by reason of said amendment.

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      IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Michael J. Donahue, its Vice Chairman and Chief Executive Officer and attested by Kevin T. Boyle, it General Counsel and Secretary, this ___ day of May 2001.

                                          By: /S/    Michael J. Donahue
                                              ---------------------------------
                                              Name:  Michael J. Donahue
                                              Title: Vice Chairman and Chief
                                                     Executive Officer

                              Attested:   By: /S/    Kevin T. Boyle
                                              ---------------------------------
                                              Name:  Kevin T. Boyle
                                              Title: General Counsel
                                                     and Secretary